Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Electro Energy Inc. on Form S-3 of our report dated March 22, 2007, with respect to our audits of the consolidated financial statements of Electro Energy Inc. and Subsidiaries as of December 31, 2006 and 2005 and for the years then ended appearing in the Annual Report on Form 10-KSB of Electro Energy Inc for the year ended December 31, 2006. We also consent to the reference to our firm under the heading "Experts" in such prospectus.

/s/ Marcum & Kliegman LLP
New York, New York
November 26, 2007